Agrium Inc. 13131 Lake Fraser Drive S.E. Calgary, Alberta, Canada T2J 7E8

February 17, 2016

Alberta Securities Commission

Autorité des marchés financiers

British Columbia Securities Commission

The Manitoba Securities Commission

Financial and Consumer Services Commission (New Brunswick)

Nova Scotia Securities Commission

Ontario Securities Commission

Prince Edward Island – Office of the Superintendent of Securities

Saskatchewan Financial and Consumer Affairs Authority – Securities Division

Office of the Superintendent of Securities, Service Newfoundland & Labrador

The Toronto Stock Exchange

The New York Stock Exchange, Inc.

Securities and Exchange Commission

Re:	Agrium Inc.

Notice of Meeting and Record Date

We are writing pursuant to National Instrument 54-101 “Communication with Beneficial Owners of Securities of a Reporting Issuer” to notify you of the following dates in connection with the Annual Meeting of Shareholders of Agrium Inc.:

a)	Meeting Type:	Annual Meeting
b)	Securities Entitled to Notice:	Common
c)	Securities Entitled to Vote:	Common
d)	CUSIP Number:	008916108
e)	ISIN Number:	CA0089161081
f)	Record Date for Notice:	March 9, 2016
g)	Record Date for Voting:	March 9, 2016
h)	Beneficial Ownership Determination Date:	March 9, 2016
i)	Meeting Date:	May 4, 2016
j)	Meeting Location:	Calgary, Alberta
k)	Issuer mailing directly to non objecting beneficial owners:	No
l)	Issuer will pay for objecting beneficial owner material distribution:	Yes
m)	Issuer using notice-and-access for registered investors:	No
n)	Issuer using notice-and-access for non-registered investors:	No

Per:	“Gary J. Daniel”
Gary J. Daniel
Corporate Secretary & Senior Legal Counsel